Exhibit 99.2

CERIDIAN

Q2 2020

Stockholder letter

Intelligence at work

David Ossip
Chairman and CEO, Ceridian

From the CEO

I hope that you and your families remain safe and well.

Although the climate in which we all live and operate remains uncertain, I am pleased to report that our business continues to perform well. We delivered in accordance with our expectations, driving strong results once again in the second quarter. Our consistent focus on both growth and scale, coupled with strong organizational agility, have allowed us to adjust well to a changing world.

As employees returned to work across many parts of the world, employee volumes began to recover, sales momentum rose, and pipeline increased. In addition, we continued to take Dayforce customers live.

Before turning to our financial performance and operating highlights, I want to reflect on what we are seeing in the market and why we remain confident in our business and our ability to capitalize on new opportunities for growth.

In this time of rapid change, we are witnessing an historic shift to remote, borderless work that spans industries and geographies. Companies are embracing more fluid organizational structures and re-imagining practices for talent acquisition, management and pay in order to stay competitive. We are seeing increased demand for Dayforce as employers accelerate technology investments to increase productivity, ensure the physical, mental and financial health of their employees, and drive hard dollar returns for their businesses.

Internally, we have not wavered from our strategic growth agenda. Our teams are focused on deepening the value proposition to our current customers, increasing momentum in the enterprise customer base, broadening both our presence and offering globally, extending the breadth of our platform and driving market-changing innovation.

In the second quarter, the Product and Development organizations continued to release products that substantiate our brand promise - Makes Work Life Better.

We released Dayforce Hub and Benefits Intelligence, both of which were launched in July. Dayforce Hub increases both the intuitiveness and engagement of the platform by allowing customers to tailor the Dayforce experience with their own branding and content through configurable widgets and style. During a time when predictable cost management is an acute requirement for all organizations, Benefits Intelligence delivers actionable insights and value for both employees and HR leaders. Dayforce Engagement, launched in the first quarter, makes it easy for customers to gather first-hand employee feedback through engagement surveys. Customer feedback is positive and has emphasized the ease of use. There are now more than 40 customers live on this module.

We will continue to make long-term innovation investments in the Dayforce platform and are pleased with both the launch and market reception of Dayforce Wallet and Dayforce Engagement. Driving sustained innovation at pace is a foundational pillar of our organization.

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We are focused on building the strength of our leadership team in support of continued growth and scale. To that end, we are very pleased to announce the appointment of HCM industry veteran Joe Korngiebel as Executive Vice-President, Chief Product and Technology Officer. Joe will lead the product and development teams to continue the company’s focus on innovation. Over the last 20 years, he has led large, high performing teams to great success, including his most recent tenure at Workday, where he served as Chief Technology Officer and prior to that, at Oracle/Peoplesoft. He brings deep human capital management domain expertise along with a strong focus on user experience, APIs, platform technologies and a passion for innovation. He is a great addition to a very capable, global management team.

As an organization we continue to focus on building scale and capacity in all we do. We are rapidly scaling globally, leveraging our acquisition of Excelity to shift to cost-effective global shared service centers, creating localized expertise to service our growing global customer base in both Europe, Middle East & Africa (EMEA) and Asia Pacific & Japan (APJ), and adding capacity by expanding our ecosystem through partnerships which include increasing numbers of global system integrators.

This is an organization that is embracing change and creating opportunity as a result. We remain focused on our own growth agenda and have adapted well to the changing market dynamics. We continue to drive innovation, deepening the strength of our team to accelerate profitable global growth. Our business remains scalable, resilient, and well positioned to continue to capture market share and to grow profitably over time.

Second quarter 2020 highlights

We are pleased with our solid financial performance in the second quarter. Dayforce revenue growth was at the top end of our guidance; and Cloud recurring services gross margin and Adjusted EBITDA exceeded our internal expectations underscoring our strong foundation. I would like to highlight three particularly noteworthy achievements from the quarter.

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First, excluding float revenue, Dayforce recurring services revenue grew by 23.3%, or 24.2% on a constant currency basis, which underscores the resilience of our recurring revenue streams in the face of a global pandemic

Second, excluding float revenue, Cloud recurring services gross margin increased by 360 basis points, and Adjusted EBITDA margin improved by 90 basis points year-over-year. The ability to manage costs prudently while continuing to invest illustrates our disciplined approach to managing growth.

Third, sales in the second quarter increased year-over-year. Even in the midst of the COVID-19 crisis, sales momentum and pipeline has accelerated, and we expect sales in the third quarter to be in line with our pre-COVID-19 growth targets.

We expect sales in the third quarter to be line with our pre-COVID-19 growth targets

Customer highlights

As we noted in the first quarter, during times of uncertainty, there is opportunity. Great companies use this time to redefine the way they work, the markets they serve and their value proposition to their employees. They pivot quickly to focus on generating new value. We have seen evidence of this shift in the fact that customers are increasingly turning to Dayforce as the intelligent platform to drive strategic value and efficiency for their workforces of the future.

As an example of the organizational agility we are seeing in the market, DeRoyal, a global medical manufacturer that employs 1,900 people at 21 manufacturing facilities on three different continents, needed to rapidly scale its manufacturing of protective face shields to meet increasing demands of the pandemic. Production increased from ten thousand face shields per week to over fifty thousand per day. The company relied on Dayforce to hire rapidly and to onboard safely, schedule, and pay employees during its rapid expansion.

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We ended the second quarter with 4,603 Dayforce customers live, an increase of 123 customers compared to the first quarter of 2020, and an increase of 597 customers compared to the second quarter of 2019.

We saw continued sales success in both May and June as a result of resilient organizations pivoting for growth

As continued evidence of our ability to support larger customers and to support our customers more expansively through this time of change, Dayforce revenue per customer for the trailing twelve-month ended June 30, 2020 increased by 13% to $125,766*.

Sales highlights

As mentioned, sales in the second quarter were above the same period last year. Currently, we are seeing strong sales momentum, and we expect that sales in the third quarter will be in line with our pre-COVID-19 growth targets.

To support our rapid and global growth, we have broadened our partner ecosystem. In the second quarter, we entered into training agreements and have begun enabling consultants at the largest system integrators globally. Expanding this ecosystem in support of our scale will be an important focus over the next 12 to 24 months.

During our first quarter earnings call, we highlighted some of the sales wins we had in April. This sales success continued through both May and June:

•

A 150-year-old wholesale distributor of plumbing, heating, and industrial supplies with 4,800 employees in the U.S. selected Dayforce as a single system to unify people and business processes and to deliver a better and more modern employee experience at its over 400 locations.

•

An office supply retailer that operates across Canada and employs 14,000 people chose to migrate from a legacy Ceridian payroll platform to Dayforce to provide a better pay experience for its employees and administrators.

•

The fifth largest theatre chain in North America with 4,000 employees at 34 locations across the U.S. selected Dayforce for its full suite of HCM capabilities. The company will use workforce management to track key performance indicators and to gain insights into the company’s performance. During this unprecedented time and beyond, they will use Dayforce to make strategic data-driven decisions and to adjust scheduling in real-time to meet unexpected guest demand during film releases.

To support our rapid and global growth, we have broadened our partner ecosystem

Our ability to service customers with a global footprint at scale continues to improve, and as those organizations bring people back to work safely, we saw increased demand, including:

•

One of the world’s largest tier-one manufacturers and suppliers of aerostructures, with 18,000 employees worldwide, decided to expand its current Managed Payroll partnership with Ceridian, freeing up resources to focus on strategy and growth. The company added newly acquired locations to Ceridian’s Managed Payroll and is implementing Workforce Management at its plants in the U.S., Canada, and Ireland.

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* Excluding float revenue and on a constant currency basis

•

A market-leading specialty construction services provider with 16,500 employees and over 200 locations in the U.S., Canada, and the UK chose Dayforce to consolidate more than a dozen different payroll and time systems that were a result of its growth through acquisition. With Dayforce, this company will be able to scale more intelligently.

•

A diversified transportation services company that operates in North America and Europe and employs over 100,000 people selected Dayforce to improve the management of its workforce and to automate labor scheduling.

Marketing highlights

Our successful transition to digital marketing and to virtual events has enabled us to cost effectively increase our sales pipeline. We held a record eight HCM Summit events in the first half of 2020, compared to five in the first half of 2019. At the same time, we saved nearly $2 million by moving our summits to a digital format. With this reduced cost-base and scalable format we have reached more than twice as many prospective Dayforce customers in the first half of 2020 as compared to the first half of 2019. As a direct result of our success with virtual events, and in the interest of the health and safety of our customers, partners, and employees, our annual INSIGHTS conference, which is the source of significant pipeline generation and increased customer engagement, will be held in a new interactive, virtual format this year.

Dayforce Wallet

We launched Dayforce Wallet in the United States during the second quarter. Dayforce Wallet leverages the Dayforce platform’s unique continuous calculation capabilities to produce accurate on-demand pay. It fundamentally changes the concept of the traditional payday as employees can access their earned wages during the active pay period, with no direct fees for the employer or employee.

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Throughout the second quarter, we continued to develop Wallet functionality by adding features and making it compliant and available in every state, including New York. As we had expected, the demand for Wallet continues to increase. Today, we have 40 customers piloting Dayforce Wallet and over 100 more have signed up and are ready for implementation.

In the second half of this year, we will further invest in the Wallet, release it in Canada, and add additional features including paycard and bill pay. The paycard capabilities will allow workers under the age of 18 to use the Wallet and will also provide a more secure and convenient method of pay for all unbanked employees. We believe that the bill pay features will be highly valued by all Wallet users and drive higher adoption rates.

100+
additional customers signed and ready for Dayforce Wallet implementation

Global expansion

We believe we have a significant opportunity for growth outside of North America. To take advantage of this opportunity and to meet the needs of global enterprises, we created an APJ region with the acquisition of Excelity. The acquisition provides us with the ability to expand our service to customers in 11 incremental countries and enables future Dayforce native expansion.

We completed development of Mauritius native payroll capabilities, which we expect to serve as a springboard for growth into the Middle East and Africa. IBL, Mauritius’s largest conglomerate, with more than 26,000 employees worldwide, is expected to go live on our Mauritius native payroll in the third quarter. We continued the development of native payroll engines for Germany and Mexico, which are expected to be completed in 2021.

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Summary

While there is no question the COVID-19 pandemic continues to change the world in which we all live and work, we believe we have adapted well to our new normal. This is a remarkably agile organization. Our strategic growth agenda remains unchanged and fortified as customers have begun the return to work, and strong organizations have turned their focus to organizational agility and growth once again. We saw pipeline growth return to pre-COVID-19 levels, sales momentum surge to levels above 2019, and as a result, we have confidence that Q3 sales will be in line with pre-COVID-19 expectations.

We have a strong balance sheet, a persistent competitive advantage in technology, and a business that is diversified by sector, product, and geography.

Looking forward, we believe that these strengths, coupled with accelerating global demand, position us exceptionally well to continue to grow our business and to gain market share. We commit to aligning our investments in a highly focused way to continue to drive growth and as a result drive value for our customers and you, our fellow stockholders.

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Arthur Gitajn
Executive VP and CFO, Ceridian

From the CFO

The financial highlights below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Impact of COVID-19

The COVID-19 pandemic has had an adverse impact on revenue during the second quarter, primarily in the form of lower employment levels at our customers, lower float revenue resulting from reductions in the U.S. Federal Reserve federal funds rate and the Bank of Canada overnight rate target, lower average float balances, lower demand for professional services, and customer delays in implementation services. Compared to our pre-COVID-19 expectations, we estimate that lower employment levels at our customers adversely affected second quarter revenue by approximately $8 million, of which approximately $5 million was related to Dayforce and approximately $3 million was related to Powerpay. In addition, we estimate the impact of lower float revenue as a result of reductions in interest rates and lower average float balances to be approximately $7 million.

Revenue

Our strong financial performance in the second quarter of 2020 was marked by numerous highlights:

•	Dayforce recurring services revenue increased by $16.1 million, or 15.7%. Excluding float revenue and on a constant currency basis, Dayforce recurring services revenue increased 24.2%.
•	Dayforce professional services and other revenue increased $0.9 million, or 2.8%. On a constant currency basis, Dayforce professional services and other revenue increased 3.7%.
•	Dayforce revenue increased by $17.0 million, or 12.6%. Excluding float revenue and on a constant currency basis, Dayforce revenue increased 18.8%.
•	Powerpay revenue declined by $4.8 million, or 22.6%. Excluding float revenue and on a constant currency basis, Powerpay revenue declined 18.0%.
•	Cloud revenue, which includes both Dayforce and Powerpay, increased by $12.2 million, or 7.8%. Excluding float revenue and on a constant currency basis, Cloud revenue increased 13.9%.
•	Total revenue declined by $3.7 million, or 1.9%. Excluding float revenue and on a constant currency basis, total revenue increased 3.9%.

The average float balance for our customer trust funds during the second quarter was approximately $2,976.6 million, compared to $3,392.3 million in the second quarter last year, driven primarily by lower employment levels at our customers during the COVID-19 pandemic. The average yield on our float balance was 1.55% during the second quarter of 2020, a decline of 86 basis points compared to the average yield in the second quarter of 2019. The decline was primarily attributable to reductions in the U.S. Federal Reserve federal funds rate of 75 basis points in the second half of 2019 and 150 basis points in the first half of 2020, as well as a reduction in the Bank of Canada overnight rate target of 150 basis points in the first half of 2020. As a result, float revenue from invested customer trust funds was $11.5 million in the second quarter, compared to $20.3 million in the second quarter last year. The allocation of float revenue to Dayforce and Cloud revenue was $8.3 million and $10.1 million, respectively, in the second quarter of 2020.

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Gross margin

In the second quarter of 2020, Cloud recurring services gross margin increased 140 basis points to 70.7%, from 69.3% in the second quarter last year, as we continued to realize economies of scale in customer support and hosting costs. Excluding float revenue, Cloud recurring services gross margin expanded by 360 basis points. Cloud professional services margin declined from (4.3)% in the second quarter last year to (13.1)%, reflecting lower utilization of employees during the COVID-19 pandemic. Activations increased to $22.1 million, or 67% of Cloud professional services and other revenue, from $21.4 million, or 66% of Cloud professional services and other revenue in the second quarter last year. Post go-live professional services and other revenue increased to $7.9 million, or 24% of Cloud professional services and other revenue, from $7.0 million, or 22% of Cloud professional services and other revenue in the second quarter last year.

Operating profit and Adjusted EBITDA

Operating profit declined by $14.7 million, to $4.0 million, and Adjusted EBITDA declined by $6.5 million, to $37.5 million in the second quarter of 2020.  Excluding float revenue, Adjusted EBITDA increased 9.7% and Adjusted EBITDA margin expanded by 90 basis points, reflecting gross margin improvement in our underlying Cloud business and lower general and administrative expenses, partially offset by the adverse effects of COVID-19 on our revenue.

Net income and net income per share

Net income in the second quarter of 2020 was $5.5 million, or $0.04 per diluted share, compared to $6.3 million, or $0.04 per diluted share, in the second quarter of last year. Adjusted net income in the second quarter of 2020 was $19.4 million, or $0.13 per diluted share, compared to $18.3 million, or $0.12 per diluted share, in the second quarter of last year.

Balance sheet and liquidity

As of June 30, 2020, we had cash and cash equivalents of $526.9 million, including $295.0 million borrowed under our revolving credit facility. Our total debt balance was $967.2 million as of June 30, 2020.

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Business Outlook

Third quarter 2020 guidance

Based on information available to us as of August 5, 2020, we are issuing the following guidance for the third quarter of 2020:

•

Dayforce recurring services revenue of $118 million to $120 million, or an increase of approximately 8% to 10% on both a GAAP and constant currency basis. Excluding float revenue, Dayforce recurring services revenue is expected to grow approximately 14% to 16% on both a GAAP and constant currency basis.

•

Dayforce revenue of $155 million to $158 million, or an increase of approximately 8% to 10% on a GAAP basis and 8% to 11% on a constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 12% to 14% on a GAAP basis and 13% to 15% on a constant currency basis.

•

Cloud revenue of $173 million to $177 million, or an increase of approximately 5% to 7% on a GAAP basis and 5% to 8% on a constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 9% to 11% on a GAAP basis and 10% to 12% on a constant currency basis.

•

Total revenue of $198 million to $203 million, or a decline of approximately 2% to flat on a GAAP basis, and a decline of approximately 1% to an increase of approximately 1% on a constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 2% to 5% on a GAAP basis and 3% to 6% on a constant currency basis.

•	Float revenue of approximately $7 million within Dayforce revenue, $9 million within Cloud revenue, and $10 million within total revenue.
•	Adjusted EBITDA of $27 million to $32 million.

We have not reconciled the Adjusted EBITDA range for the third quarter of 2020 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Fourth quarter 2020 outlook

Although uncertainty still exists, we believe that the greatest impact of COVID-19 will be reflected in the third quarter of 2020. Assuming employment levels continue to improve, we expect Dayforce recurring services revenue growth, excluding float revenue and on a constant currency basis, to accelerate and to exceed 18% in the fourth quarter.

Dayforce

We invoice Dayforce recurring services revenue on a per-employee, per-month (“PEPM”) basis, generally one month in advance, based on the total of active and inactive employees in the system as measured on the 15th of the previous month. The fact that furloughed employees are included in the inactive employee counts somewhat mitigates the impact of lower employment levels on Dayforce revenues.

We disclosed last quarter that we observed an approximate 5% decline in employment levels during April, which impacted May revenue as we invoice PEPM services one month in advance of revenue.

From May through July, employment levels improved by approximately 1%, and cumulatively from March 15th through July 15th, the estimated decline in employment levels caused by the COVID-19 pandemic is approximately 4%.

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In our third quarter 2020 guidance, we have assumed employment levels remain at 4% below our pre-COVID-19 expectations, resulting in an approximate $8 million impact to our Dayforce recurring services revenue. The $8 million estimated COVID-19 impact to our Dayforce recurring services revenue in the third quarter is larger than the impact in the second quarter of 2020, which we estimated was $5 million, because the third quarter includes three full months of employment level impacts, while the second quarter only included two full months of employment level impacts. In addition to employment levels, we expect to continue to see a COVID-19 impact to customer implementations on Dayforce, impacting Dayforce recurring revenue growth rates year-over-year.

The COVID-19 pandemic is expected to continue impacting the demand for Dayforce professional services and other revenue during the second half of 2020.

Powerpay

Approximately 40% of the Powerpay recurring revenue is from per-check fees, and approximately 30% of the Powerpay recurring revenue is from base fees charged per pay-run per customer. The remaining 30% of Powerpay recurring revenue is from ancillary fees, which are generally recognized in line with per-check fees.

During the second quarter, we observed a decline in both the number of employees paid and the number of customers running payroll, estimated at an average of

17% and 10% declines, respectively. These declines drove the approximately $3 million impact to Powerpay recurring revenue.

Our guidance assumes improving, but continued lower employment levels, resulting in an adverse impact of approximately $2 million in the third quarter of 2020 compared to our pre-COVID-19 expectations.

Bureau

Third quarter Bureau revenue guidance includes approximately $5 to $6 million of Excelity revenue, which will be primarily classified as Bureau recurring services revenue. The acquisition of Excelity, which had lower recurring gross margins, combined with COVID-19 pandemic impacts to employment levels, and lower float revenue have all adversely affected the Bureau recurring services gross margin, which we now expect to be in the mid-50% range for the remainder of the year.

The pace of Bureau migrations to Dayforce has continued to be between $5 and $6 million per quarter, and we are pleased with the continued transition of customers to Dayforce as we end-of-life the Bureau solutions.

Foreign exchange impacts

Our third quarter 2020 guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.36, compared to an average rate of $1.32 in the third quarter of 2019.

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Ceridian HCM Holding Inc.

Condensed consolidated balance sheets

(Dollars in millions, except share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$526.9	$281.3
Trade and other receivables, net	92.9	80.4
Prepaid expenses and other current assets	70.4	57.9
Total current assets before customer trust funds	690.2	419.6
Customer trust funds	2,659.8	3,204.1
Total current assets	3,350.0	3,623.7
Right of use lease asset	37.6	32.0
Property, plant, and equipment, net	129.6	128.3
Goodwill	2,004.5	1,973.5
Other intangible assets, net	195.5	177.9
Other assets	136.7	150.3
Total assets	$5,853.9	$6,085.7
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$10.8
Current portion of long-term lease liabilities	10.2	8.8
Accounts payable	36.5	43.2
Deferred revenue	24.0	25.5
Employee compensation and benefits	56.3	75.9
Other accrued expenses	14.1	13.9
Total current liabilities before customer trust funds obligations	149.7	178.1
Customer trust funds obligations	2,594.8	3,193.6
Total current liabilities	2,744.5	3,371.7
Long-term debt, less current portion	958.6	666.3
Employee benefit plans	111.4	117.2
Long-term lease liabilities, less current portion	34.2	30.1
Other liabilities	19.5	18.1
Total liabilities	3,868.2	4,203.4
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 146,803,932 and 144,386,618 shares issued and outstanding as of June 30, 2020, and December 31, 2019, respectively	1.5	1.4
Additional paid in capital	2,528.4	2,449.1
Accumulated deficit	(215.7)	(229.8)
Accumulated other comprehensive loss	(328.5)	(338.4)
Total stockholders’ equity	1,985.7	1,882.3
Total liabilities and equity	$5,853.9	$6,085.7

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Ceridian HCM Holding Inc.

Condensed consolidated statements of operations

(Unaudited, dollars in millions, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue:
Recurring services	$159.1	$163.5	$340.6	$336.3
Professional services and other	33.5	32.8	74.7	63.7
Total revenue	192.6	196.3	415.3	400.0
Cost of revenue:
Recurring services	49.3	48.7	101.5	99.6
Professional services and other	37.9	34.2	80.5	69.5
Product development and management	17.0	16.4	34.6	31.6
Depreciation and amortization	9.8	9.0	19.6	17.7
Total cost of revenue	114.0	108.3	236.2	218.4
Gross profit	78.6	88.0	179.1	181.6
Selling, general, and administrative	74.6	69.3	148.8	135.5
Operating profit	4.0	18.7	30.3	46.1
Interest expense, net	6.6	8.5	13.5	17.4
Other expense, net	0.3	1.5	2.9	3.1
(Loss) income before income taxes	(2.9)	8.7	13.9	25.6
Income tax (benefit) expense	(8.4)	2.4	(0.2)	8.1
Net income	$5.5	$6.3	$14.1	$17.5
Net income per share:
Basic	$0.04	$0.04	$0.10	$0.12
Diluted	$0.04	$0.04	$0.09	$0.12
Weighted-average shares outstanding:
Basic	145,593,019	141,149,009	145,119,172	140,651,902
Diluted	151,444,901	148,331,846	151,321,093	147,761,174

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Ceridian HCM Holding Inc.

Condensed consolidated statements of cash flows

(Unaudited, dollars in millions)

	Six months ended June 30,
	2020	2019
Net income	$14.1	$17.5
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense (benefit)	0.3	(4.8)
Depreciation and amortization	23.9	29.0
Amortization of debt issuance costs and debt discount	0.6	0.6
Net periodic pension and postretirement cost	1.7	2.6
Non-cash share-based compensation	27.8	15.6
Other	0.9	0.8
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(3.8)	(3.4)
Prepaid expenses and other current assets	(6.4)	(11.1)
Accounts payable and other accrued expenses	(1.8)	(5.7)
Deferred revenue	(1.1)	(1.3)
Employee compensation and benefits	(21.3)	(19.5)
Accrued interest	0.2	0.4
Accrued taxes	(3.7)	(8.1)
Other assets and liabilities	(7.5)	(2.4)
Net cash provided by operating activities	23.9	10.2
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(24.8)	(297.6)
Proceeds from sale and maturity of customer trust funds marketable securities	214.0	232.3
Expenditures for property, plant, and equipment	(9.9)	(7.7)
Expenditures for software and technology	(19.8)	(18.7)
Acquisition costs, net of cash and restricted cash acquired	(58.3)	(10.2)
Net cash provided by (used in) investing activities	101.2	(101.9)
Cash Flows from Financing Activities
(Decrease) increase in customer trust funds obligations, net	(571.4)	1,308.9
Proceeds from issuance of common stock under share-based compensation plans	51.5	44.1
Repayment of long-term debt obligations	(5.4)	(3.4)
Proceeds from revolving credit facility	295.0	—
Net cash (used in) provided by financing activities	(230.3)	1,349.6
Effect of exchange rate changes on cash, restricted cash, and equivalents	(12.4)	7.4
Net (decrease) increase in cash, restricted cash, and equivalents	(117.6)	1,265.3
Cash, restricted cash, and equivalents at beginning of period	1,658.6	1,106.3
Cash, restricted cash, and equivalents at end of period	$1,541.0	$2,371.6
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$526.9	$237.9
Restricted cash and equivalents included in customer trust funds	1,014.1	2,133.7
Total cash, restricted cash, and equivalents	$1,541.0	$2,371.6

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Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three months ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$110.2	$89.4	23.3%	(0.9)%	24.2%
Dayforce float	8.3	13.0	(36.2)%	(0.8)%	(35.4)%
Total Dayforce recurring services	118.5	102.4	15.7%	(0.9)%	16.6%
Powerpay recurring services, excluding float	14.4	18.0	(20.0)%	(2.2)%	(17.8)%
Powerpay float	1.8	2.9	(37.9)%	(3.4)%	(34.5)%
Total Powerpay recurring services	16.2	20.9	(22.5)%	(2.4)%	(20.1)%
Total Cloud recurring services	134.7	123.3	9.2%	(1.2)%	10.4%
Dayforce professional services and other	33.0	32.1	2.8%	(0.9)%	3.7%
Powerpay professional services and other	0.2	0.3	(33.3)%	(—)%	(33.3)%
Total Cloud professional services and other	33.2	32.4	2.5%	(0.9)%	3.4%
Total Cloud revenue	167.9	155.7	7.8%	(1.1)%	8.9%
Bureau recurring services, excluding float	23.0	35.8	(35.8)%	(0.6)%	(35.2)%
Bureau float	1.4	4.4	(68.2)%	(2.3)%	(65.9)%
Total Bureau recurring services	24.4	40.2	(39.3)%	(0.7)%	(38.6)%
Bureau professional services and other	0.3	0.4	(25.0)%	(—)%	(25.0)%
Total Bureau revenue	24.7	40.6	(39.2)%	(0.8)%	(38.4)%
Total revenue	$192.6	$196.3	(1.9)%	(1.0)%	(0.9)%

Dayforce	$151.5	$134.5	12.6%	(0.9)%	13.5%
Powerpay	16.4	21.2	(22.6)%	(2.3)%	(20.3)%
Total Cloud revenue	$167.9	$155.7	7.8%	(1.1)%	8.9%

Dayforce, excluding float	$143.2	$121.5	17.9%	(0.9)%	18.8%
Powerpay, excluding float	14.6	18.3	(20.2)%	(2.2)%	(18.0)%
Cloud revenue, excluding float	157.8	139.8	12.9%	(1.0)%	13.9%
Cloud float	10.1	15.9	(36.5)%	(1.3)%	(35.2)%
Total Cloud revenue	$167.9	$155.7	7.8%	(1.1)%	8.9%
(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

15	|	Q2 2020 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Six months ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$224.2	$177.0	26.7%	(0.5)%	27.2%
Dayforce float	22.4	28.3	(20.8)%	(0.3)%	(20.5)%
Total Dayforce recurring services	246.6	205.3	20.1%	(0.6)%	20.7%
Powerpay recurring services, excluding float	33.4	36.3	(8.0)%	(1.1)%	(6.9)%
Powerpay float	4.6	6.1	(24.6)%	(1.6)%	(23.0)%
Total Powerpay recurring services	38.0	42.4	(10.4)%	(1.2)%	(9.2)%
Total Cloud recurring services	284.6	247.7	14.9%	(0.6)%	15.5%
Dayforce professional services and other	73.7	62.0	18.9%	(0.6)%	19.5%
Powerpay professional services and other	0.5	0.6	(16.7)%	(—)%	(16.7)%
Total Cloud professional services and other	74.2	62.6	18.5%	(0.7)%	19.2%
Total Cloud revenue	358.8	310.3	15.6%	(0.7)%	16.3%
Bureau recurring services, excluding float	51.9	78.4	(33.8)%	(0.4)%	(33.4)%
Bureau float	4.1	10.2	(59.8)%	(1.0)%	(58.8)%
Total Bureau recurring services	56.0	88.6	(36.8)%	(0.5)%	(36.3)%
Bureau professional services and other	0.5	1.1	(54.5)%	(—)%	(54.5)%
Total Bureau revenue	56.5	89.7	(37.0)%	(0.4)%	(36.6)%
Total revenue	$415.3	$400.0	3.8%	(0.6)%	4.4%

Dayforce	$320.3	$267.3	19.8%	(0.6)%	20.4%
Powerpay	38.5	43.0	(10.5)%	(1.2)%	(9.3)%
Total Cloud revenue	$358.8	$310.3	15.6%	(0.7)%	16.3%

Dayforce, excluding float	$297.9	$239.0	24.6%	(0.6)%	25.2%
Powerpay, excluding float	33.9	36.9	(8.1)%	(1.1)%	(7.0)%
Cloud revenue, excluding float	331.8	275.9	20.3%	(0.6)%	20.9%
Cloud float	27.0	34.4	(21.5)%	(0.6)%	(20.9)%
Total Cloud revenue	$358.8	$310.3	15.6%	(0.7)%	16.3%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

16	|	Q2 2020 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income for all periods presented:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating profit	$4.0	$18.7	$30.3	$46.1
Other expense, net	(0.3)	(1.5)	(2.9)	(3.1)
Depreciation and amortization	12.1	14.6	23.9	29.0
EBITDA (a)	15.8	31.8	51.3	72.0
Intercompany foreign exchange (gain) loss	(0.5)	0.2	1.3	0.5
Share-based compensation (b)	16.5	9.6	29.2	15.6
Severance charges (c)	0.7	1.5	4.7	3.6
Restructuring consulting fees (d)	5.1	0.9	6.6	2.1
Other non-recurring charges (e)	(0.1)	—	(0.4)	—
Adjusted EBITDA	$37.5	$44.0	$92.7	$93.8
Adjusted EBITDA margin	19.5%	22.4%	22.3%	23.5%

(a)	We define EBITDA as net income before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)	Represents gain on unrecovered duplicate payments associated with an isolated service incident.

17	|	Q2 2020 Stockholder letter

	Three months ended June 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$49.3	$1.9	$—	$—	$—	$47.4
Professional services and other	37.9	1.0	0.1	—	—	36.8
Product development and management	17.0	1.4	0.1	—	—	15.5
Depreciation and amortization	9.8	—	—	—	—	9.8
Total cost of revenue	114.0	4.3	0.2	—	—	109.5
Sales and marketing	36.0	1.8	0.2	—	—	34.0
General and administrative	38.6	10.4	0.3	5.0	—	22.9
Operating profit	4.0	16.5	0.7	5.0	—	26.2
Other expense, net	0.3	—	—	(0.5)	—	0.8
Depreciation and amortization	12.1	—	—	—	—	12.1
EBITDA	$15.8	$16.5	$0.7	$4.5	$—	$37.5
Net income	$5.5	$16.5	$0.7	$4.5	$(7.8)	$19.4
Net income per share- basic (c)	$0.04	$0.11	$—	$0.03	$(0.05)	$0.13
Net income per share- diluted (c)	$0.04	$0.11	$—	$0.03	$(0.05)	$0.13

(a)	Other includes intercompany foreign exchange gain, restructuring consulting fees, and other non-recurring charges.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,593,019 and 151,444,901 weighted-average shares of common stock, respectively.

18	|	Q2 2020 Stockholder letter

	Three months ended June 30, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$48.7	$0.8	$0.6	$—	$—	$47.3
Professional services and other	34.2	0.5	0.2	—	—	33.5
Product development and management	16.4	0.7	—	—	—	15.7
Depreciation and amortization	9.0	—	—	—	—	9.0
Total cost of revenue	108.3	2.0	0.8	—	—	105.5
Sales and marketing	34.9	1.3	0.4	—	—	33.2
General and administrative	34.4	6.3	0.3	0.9	—	26.9
Operating profit	18.7	9.6	1.5	0.9	—	30.7
Other expense, net	1.5	—	—	0.2	—	1.3
Depreciation and amortization	14.6	—	—	—	—	14.6
EBITDA	$31.8	$9.6	$1.5	$1.1	$—	$44.0
Net income	$6.3	$9.6	$1.5	$1.1	$(0.2)	$18.3
Net income per share- basic (c)	$0.04	$0.07	$0.01	$0.01	$—	$0.13
Net income per share- diluted (c)	$0.04	$0.06	$0.01	$0.01	$—	$0.12

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, and other non-recurring charges.
(b)

We have not applied an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets as of June 30, 2019. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during the quarter.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 141,149,009 and 148,331,846 weighted-average shares of common stock, respectively.

19	|	Q2 2020 Stockholder letter

	Six months ended June 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$101.5	$2.7	$0.8	$—	$—	$98.0
Professional services and other	80.5	1.5	0.9	—	—	78.1
Product development and management	34.6	2.3	0.4	—	—	31.9
Depreciation and amortization	19.6	—	—	—	—	19.6
Total cost of revenue	236.2	6.5	2.1	—	—	227.6
Sales and marketing	76.7	4.0	1.0	—	—	71.7
General and administrative	72.1	18.7	1.6	6.2	—	45.6
Operating profit	30.3	29.2	4.7	6.2	—	70.4
Other expense, net	2.9	—	—	1.3	—	1.6
Depreciation and amortization	23.9	—	—	—	—	23.9
EBITDA	$51.3	$29.2	$4.7	$7.5	$—	$92.7
Net income	$14.1	$29.2	$4.7	$7.5	$(14.0)	$41.5
Net income per share- basic (c)	$0.10	$0.20	$0.03	$0.05	$(0.10)	$0.28
Net income per share- diluted (c)	$0.09	$0.19	$0.03	$0.05	$(0.09)	$0.27

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, and other non-recurring charges.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,119,172 and 151,321,093 weighted-average shares of common stock, respectively.

20	|	Q2 2020 Stockholder letter

	Six months ended June 30, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$99.6	$1.2	$0.8	$—	$—	$97.6
Professional services and other	69.5	0.7	0.4	—	—	68.4
Product development and management	31.6	1.2	0.1	—	—	30.3
Depreciation and amortization	17.7	—	—	—	—	17.7
Total cost of revenue	218.4	3.1	1.3	—	—	214.0
Sales and marketing	70.1	2.3	1.4	—	—	66.4
General and administrative	65.4	10.2	0.9	2.1	—	52.2
Operating profit	46.1	15.6	3.6	2.1	—	67.4
Other expense, net	3.1	—	—	0.5	—	2.6
Depreciation and amortization	29.0	—	—	—	—	29.0
EBITDA	$72.0	$15.6	$3.6	$2.6	$—	$93.8
Net income	$17.5	$15.6	$3.6	$2.6	$(0.6)	$38.7
Net income per share- basic (c)	$0.12	$0.11	$0.03	$0.02	$—	$0.28
Net income per share- diluted (c)	$0.12	$0.11	$0.02	$0.02	$—	$0.27

(a)	Other includes intercompany foreign exchange loss and restructuring consulting fees.
(b)

We have not applied an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets as of June 30, 2019. Income tax effect in foreign jurisdictions is calculated based on the statutory tax rates during the quarter.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 140,651,902 and 147,761,174 weighted-average shares of common stock, respectively.

21	|	Q2 2020 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, as adjusted to exclude gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income, as adjusted to exclude release of the valuation allowance, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA,

Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to operating profit, net income, earnings per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income, operating profit, or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce revenue per customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

22	|	Q2 2020 Stockholder letter

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to third quarter and full year fiscal 2020, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder letter are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to attain or to maintain profitability;
•	significant competition for our solutions;
•	our inability to continue to develop or to sell our existing Cloud solutions;
•	our inability to manage our growth effectively;
•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;
•	the decline or slower than expected development of the market for enterprise cloud computing;
•	failure of our efforts to increase use of our Cloud solutions and our other applications may not succeed;
•	our failure to provide enhancements and new features and modifications to our solutions;
•	failure to comply the Federal Trade Commission’s ongoing consent order regarding data protection;
•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;
•	our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	the risk of loss caused by customer failure to repay distribution of earned net wages and associated tax amounts made on behalf of our customers for our Dayforce Wallet or other services;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our inability to meet the more complex configuration and integration demands of our large customers;
•	reductions in our customers’ employment levels or other overall declines in the financial viability of our current and prospective customers;
•	the risk of our customers declining to renew their agreements with us or renewing at lower performance fee levels;

23	|	Q2 2020 Stockholder letter

•	our failure to manage our technical operations infrastructure;
•	our inability to maintain necessary third party relationships, and third party software licenses or there are errors in the software we license;
•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	our failure to keep pace with rapid technological changes and evolving industry standards;
•	general economic, political and market forces beyond our control;
•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself; or
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the Company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

24	|	Q2 2020 Stockholder letter